                                                                    Exhibit 10.8

[INFOGRAMES LETTERHEAD]                                        [INFOGRAMES LOGO]

September 6, 2000

Ms. Lisa S. Rothblum
47 East 88th Street
New York, NY 10128

Dear Lisa:

I am very pleased to offer you the position of Senior Vice President, Legal Affairs and General Counsel, reporting directly to the President of Infogrames, Inc.

The purpose of this letter is to confirm the terms and conditions of our employment offer to you.

- As discussed, your annual salary will be $275,000.00, paid to you in equal installments; currently our practice is to pay on a semi-monthly basis.

- You will also be eligible for a stock option grant, which will vest 25% per year, over a 4-year period. The options will be granted at Fair Market Value on your hire date. The grant will be equal to one (1) times your base salary of your hire date. Stock options will be issued on your date of hire.

- You will receive a sign-on bonus of $20,000.00 after 30 days of continuous employment with Infogrames, Inc., less all applicable local, state and federal taxes. Should you voluntarily terminate your employment with Infogrames, Inc. within one year of your date of hire, you must repay to Infogrames, Inc. the entire sign-on bonus.

- You will be eligible to participate in the Company Bonus Program; eligible for 40% of base salary, prorated for Fiscal Year 2001.

- You are entitled to 6 months severance, if involuntarily terminated for reasons other than cause, within the first two years of your employment. After the first two years of your employment, you will participate in the company severance policy that is in effect.

- As a full-time employee you will be entitled to participate in our standard benefit plans.

By signing this letter you confirm that you are not subject to any agreement (with a prior employer or otherwise) which would prohibit, limit or otherwise be inconsistent with your employment at Infogrames, Inc. During your employment with Infogrames, Inc., you agree that you will not use or disclose any confidential or proprietary information of any third party, including any prior employer.

Please indicate your acceptance of this offer by signing this letter where indicated and returning it to me.

We look forward to having you join Infogrames, Inc. If you have any questions regarding this employment opportunity, please do not hesitate to contact me.

Sincerely,

/s/ Harry Z. Glantz
-------------------------------
Harry Z. Glantz
Vice President, Human Resources

Accepted and agreed to:

By: /s/ Lisa S. Rothblum            9/7/2000
    ---------------------------     --------
    Lisa S. Rothblum                Date